Exhibit 4.8

This EIGHTH SUPPLEMENTAL INDENTURE (this “Eighth Supplemental Indenture”), dated as of July 16, 2018, among SEASPAN CORPORATION, a corporation duly organized and existing under the laws of the Republic of The Marshall Islands (the “Company”), each of the subsidiaries listed on the signature pages hereto as “Guarantors” (collectively, the “Guarantors”) and THE BANK OF NEW YORK MELLON, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee have heretofore executed and delivered an indenture, dated as of October 10, 2017 (the “Base Indenture”), between the Company and the Trustee, as amended and supplemented by (i) a second supplemental indenture, dated as of February 14, 2018 (the “Second Supplemental Indenture”), among the Company, certain of the Guarantors and the Trustee, providing for the issuance of a series of Securities designated as its “5.50% Senior Notes due 2025”, in an aggregate principal amount of $250,000,000 (the “2025 Notes”), (ii) a third supplemental indenture, dated as of February 22, 2018 (the “Third Supplemental Indenture”), among the Company, certain of the Guarantors and the Trustee, (iii) a fourth supplemental indenture, dated as of March 22, 2018 (the “Fourth Supplemental Indenture”), among the Company, certain of the Guarantors and the Trustee, (iv) a fifth supplemental indenture, dated as of March 26, 2018 (the “Fifth Supplemental Indenture”), among the Company, the Guarantors and the Trustee, (v) a sixth supplemental indenture, dated as of March 26, 2018 (the “Sixth Supplemental Indenture”), among the Company, the Guarantors and the Trustee and (vi) a seventh supplemental indenture, dated as of June 8, 2018 (the “Seventh Supplemental Indenture”), among the Company, the Guarantors and the Trustee.

WHEREAS, Section 7.02 of the Second Supplemental Indenture provides that the Company, the Guarantors and the Trustee may, with the consent of the Holders of not less than a majority in principal amount of the Outstanding 2025 Notes, enter into indentures supplemental to the Indenture (as defined herein) for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of the 2025 Notes, subject to certain exceptions noted therein; and

WHEREAS, all actions required to be taken by the Company and each of the Guarantors under the Indenture to make this Eighth Supplemental Indenture a valid, binding and legal agreement of the Company and each of the Guarantors, have been done.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions.

(a) The Base Indenture, as amended and supplemented by the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture, the Seventh Supplemental Indenture and this Eighth Supplemental Indenture is collectively referred to herein as the “Indenture.”

(b) All capitalized terms used herein and not otherwise defined below shall have the meanings ascribed thereto in the Indenture.

ARTICLE II

APPLICATION OF SUPPLEMENTAL INDENTURE

Section 2.01. Application of this Eighth Supplemental Indenture. Notwithstanding any other provision of this Eighth Supplemental Indenture, the provisions of this Eighth Supplemental Indenture are expressly and solely for the benefit of the Trustee and the Holders of the 2025 Notes and any such provisions shall not be deemed to apply to any other Securities issued under the Base Indenture and shall not be deemed to amend, modify or supplement the Base Indenture for any purpose other than with respect to the 2025 Notes.

ARTICLE III

AMENDMENTS TO SECOND SUPPLEMENTAL INDENTURE AND 2025 NOTES

Section 3.01. Annual Put Right. Article IV of the Second Supplemental Indenture is hereby amended by adding a new Section 4.02 thereto as follows:

“Section 4.02. Annual Put Right.

(a) Once a year, each Holder will have the right (the “Annual Put Right”), at its option, to require the Company to purchase for cash any or all of the Notes held by such Holder, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000 pursuant to this Section 4.02. The price the Company is required to pay (the “Annual Put Right Purchase Price”) is equal to 100% of the principal amount of the Notes to be purchased plus accrued and unpaid interest and Additional Interest (if any) to but excluding the Annual Put Right Purchase Date. The “Annual Put Right Purchase Date” will be on the anniversary of the Issue Date that immediately follows the Annual Put Right Election Deadline (unless the Annual Put Right Purchase Date is not a Business Day, in which case the Annual Put Right Purchase Date shall be the immediately succeeding Business Day of such anniversary of the Issue Date). Any Notes purchased by the Company will be paid for in cash.

(b) To exercise the Annual Put Right, Holders must irrevocably (i) deliver to the Company on or after September 17 of any year (commencing with September 17, 2018) and on or prior to October 17 (the “Annual Put Right Election Deadline”) of such year, a written election notice specifying the aggregate principal amount of Notes held by such Holder that it will submit for purchase by the Company pursuant to the Annual Put Right, and (ii) on or before the fifth Business Day prior to the Annual Put Right Purchase Date, (x) (i) if the Notes are certificated, deliver to the Trustee the Notes to be purchased, duly endorsed for transfer, together with the form entitled “Option of Holder to Elect Purchase” attached to the Second Supplemental Indenture as Exhibit D (as amended hereby) and (ii) if the Notes are not certificated, take the appropriate steps as required by the Depository in order to effect the election to exercise the Annual Put Right and (y) to the Paying Agent, the Company and the Trustee, a written purchase notice. The purchase notice must state: (i) if certificated, the certificate numbers of the Notes to be delivered for purchase or if not certificated, the notice must comply with appropriate Depository procedures; (ii) the portion of the principal amount of Notes to be purchased, which must be $1,000 or a multiple thereof; and (iii) that the Notes are to be purchased by the Company pursuant to the applicable provisions of the Notes and the Indenture which provisions shall be specifically referenced. If the Notes are not certificated, any exercise of the Annual Put Right by the Holders shall be effectuated in accordance with the applicable policies and procedures of the Depository.

(c) Holders may not withdraw or revoke any purchase notice (in whole or in part) or withdraw any Notes or any portion thereof so delivered pursuant to the immediately preceding Section 4.02(b).

2

(d) On each Annual Put Right Purchase Date, the Company will (i) accept for payment all Notes or portions of Notes properly delivered pursuant to the related Annual Put Right, (ii) deposit with the Paying Agent at least one Business Day prior to such Annual Put Right Purchase Date an amount equal to the Annual Put Right Purchase Price in respect of all Notes or portions of Notes properly delivered together with a direction to the Paying Agent to distribute such amount to the relevant Holders in accordance with the provisions of this Section 4.02 and (iii) if the Notes are certificated, deliver or cause to be delivered to the Trustee the Notes properly accepted or if the Notes are not certificated, comply with the appropriate Depository procedures applicable to the exercise of the Annual Put Right and (iv) deliver to the Paying Agent and the Trustee an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased. If the Paying Agent holds money or securities sufficient to pay the Annual Put Right Purchase Price of the Notes on such Annual Put Right Purchase Date, then: (i) the Notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the Notes is made or whether or not the Notes are delivered to the Paying Agent); and (ii) all other rights of the Holder will terminate (other than the right to receive the Annual Put Right Purchase Price).

(e) Notwithstanding anything to the contrary in this Section 4.02, (i) no Notes may be purchased at the option of Holders pursuant to the exercise of the Annual Put Right in any year if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to the Annual Put Right Election Deadline occurring during such year; and (ii) if the principal amount of the Notes has been accelerated at any time following the delivery of any Notes or portion thereof pursuant to Section 4.02(b) and on or prior to the applicable Annual Put Right Purchase Date, any Notes or portions thereof so delivered shall be returned to the Holder thereof that delivered the same to the Paying Agent and no such Notes or portions thereof shall be purchased pursuant to the Annual Put Right.”

Section 3.02. Additional Events of Default. Section 6.02 of the Second Supplemental Indenture is hereby amended by adding a new clause (d) thereto as follows:

“(d) failure by the Company to repurchase Notes tendered in accordance with the Annual Put Right in conformity with the covenant set forth in Article IV of this Second Supplemental Indenture.”

Section 3.03. Supplemental Indentures With Consent of Holders. Section 7.02 of the Second Supplemental Indenture is hereby amended by adding a new clause (7) to the second paragraph thereto as follows:

“(7) modify the provisions of Section 4.02 of this Second Supplemental Indenture.”

Section 3.04. Amendment of the 2025 Notes.

(a) Each outstanding 2025 Note is hereby amended by:

(i) amending the parenthetical in the first sentence of the second paragraph of such 2025 Note to read in its entirety as follows:

“(including, without limitation, any purchase price relating to a Change of Control or Annual Put Right)”;

(ii) amending the eighth paragraph of such 2025 Note to insert the following words immediately prior to the period (“.”) at the end of such paragraph:

“as set forth in Section 4.01 of the Second Supplemental Indenture”; and

3

(iii) inserting a new paragraph in such 2025 Note immediately following such eighth paragraph (as so amended), which new paragraph shall read in its entirety as follows:

“Once a year, each Holder of Notes will have the right to require the Company to purchase all or a portion of such Holder’s Notes at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of purchase as set forth in Section 4.02 of the Second Supplemental Indenture.”; and

(iv) amending and restating the form of “OPTION OF HOLDER TO ELECT PURCHASE” attached to the Second Supplemental Indenture as Exhibit D to include a box to check for Section 4.02.

ARTICLE IV

MISCELLANEOUS

Section 4.01. Ratification of Indenture and the 2025 Notes. (a) This Eighth Supplemental Indenture is executed and shall be constructed as an indenture supplement to (i) the Base Indenture, as amended and supplemented by the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture and the Seventh Supplemental Indenture and (ii) the 2025 Notes and, in each case, as further supplemented and modified hereby, (b)(i) the Base Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture and the Seventh Supplemental Indenture and (ii) the 2025 Notes are, in each case, in all respects ratified and confirmed and (c)(i) the Base Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture, the Seventh Supplemental Indenture and this Eighth Supplemental Indenture and (ii) each 2025 Note shall, in each case, be read, taken and constructed as one and the same instrument.

Section 4.02. Trust Indenture Act Controls. If any provision of this Eighth Supplemental Indenture limits, qualifies or conflicts with another provision that is required or deemed to be included in this Eighth Supplemental Indenture by the Trust Indenture Act, the required or deemed provision shall control.

Section 4.03. Notices. All notices and other communications shall be given as provided in the Indenture.

Section 4.04. Governing Law. THIS EIGHTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE OR INSTRUMENTS ENTERED INTO AND, IN EACH CASE, PERFORMED IN THE STATE OF NEW YORK.

Section 4.05. Successors. All covenants and agreements in this Eighth Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

Section 4.06. Counterparts. This Eighth Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument. Counterparts may be executed either in original, facsimile or electronic (i.e., “pdf” or “tif”) form and the parties hereto adopt any signatures received by facsimile or electronic (i.e., “pdf” or “tif”) transmission as the original signature of such party.

Section 4.07. Headings. The Article and Section headings of this Eighth Supplemental Indenture are for convenience only and shall not affect the construction hereof.

Section 4.08. Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company and the Guarantors and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Eighth Supplemental Indenture, except that the Trustee represents that it is duly authorized under its corporate bylaws to execute and deliver this Eighth Supplemental Indenture and perform its obligations hereunder.

[SIGNATURE PAGES TO FOLLOW]

4

IN WITNESS WHEREOF, the parties have caused this Eighth Supplemental Indenture to be duly executed as of the date first written above.

COMPANY:

SEASPAN CORPORATION

By:	/s/ Bing Chen
Name: Bing Chen Title: President and Chief Executive Officer

Signature Page to Eighth Supplemental Indenture

GUARANTORS:

Seaspan Holding 140 Ltd.

By:	/s/ Mark Chu
Name: Mark Chu Title: Secretary

Seaspan 140 Ltd.

By:	/s/ Mark Chu
Name: Mark Chu Title: Secretary

Seaspan (Asia) Corporation

By:	/s/ Mark Chu
Name: Mark Chu Title: Secretary

Seaspan Containership 2180 Ltd.

By:	/s/ Mark Chu
Name: Mark Chu Title: Secretary

Seaspan Containership 2181 Ltd.

By:	/s/ Mark Chu
Name: Mark Chu Title: Secretary

Seaspan Holdco I Ltd.

By:	/s/ Mark Chu
Name: Mark Chu Title: Secretary

Seaspan Holdco II Ltd.

By:	/s/ Mark Chu
Name: Mark Chu Title: Secretary

Seaspan Holdco III Ltd.

By:	/s/ Mark Chu
Name: Mark Chu Title: Secretary

Signature Page to Eighth Supplemental Indenture

Seaspan Holdco IV Ltd.

By:	/s/ Mark Chu
Name: Mark Chu
Title: Secretary

Seaspan Investment I Ltd.

By:	/s/ Mark Chu
Name: Mark Chu
Title: Secretary

Seaspan Ship Management Ltd.

By:	/s/ Mark Chu
Name: Mark Chu
Title: Secretary

Seaspan Crew Management Ltd.

By:	/s/ Peter Curtis
Name: Peter Curtis
Title: Director

Seaspan Management Services Limited

By:	/s/ Peter Curtis
Name: Peter Curtis
Title: Vice President

Seaspan Advisory Services Ltd.

By:	/s/ Peter Curtis
Name: Peter Curtis
Title: Vice President

Signature Page to Eighth Supplemental Indenture

TRUSTEE:

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Teresa Wyszomierski
Name: Teresa Wyszomierski Title: Vice President

Signature Page to Eighth Supplemental Indenture